UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

ARCONIC INC.

 (Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

CHARLES M. HALL

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), have filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation.

Item 1: On February 27, 2017, the following materials were posted by Elliott to www.NewArconic.com:

IMPORTANT INFORMATION – SEC LEGEND Please click here for important information regarding the content on this website.

NEW ARCONIC

HOME | SHAREHOLDER INFORMATION | MEET LARRY LAWSON | SHAREHOLDER NOMINEES | REACTIONS | CONTACT

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BREAKING NEWS:

Elliott sends new letter to Arconic's Board

VIEW LETTER

NEW INFOGRAPHIC:

Dr. Kleinfeld suggested Arconic shareholders "look at the track record." So we did.

SEE WHAT WE FOUND

Arconic operates a world-class collection of assets that if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management's persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 150%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

VIEW LETTER

VIEW PRESENTATION

VIEW SHAREHOLDER NOMINEES

© 2017 Elliott Management Corporation. All Rights Reserved.

Item 2: On January 31, 2017, Elliott issued an investor presentation stating Elliott’s views on Arconic and Dr. Kleinfeld’s leadership. Between January 31, 2017 and February 3, 2017, Elliott issued four updated versions of the investor presentation dated January 31, 2017, mainly in order to clarify Elliott’s beliefs as to the likely extent of the opportunity at Global Rolled Products (“GRP”) and to provide additional clarification and support with respect to certain of the information presented. Each version of the investor presentation was posted by Elliott to www.NewArconic.com, with prior versions ultimately replaced by the final version of the presentation, which is currently available at www.NewArconic.com. The final version of the presentation is referred to as version 5 and earlier versions are referred to as versions 1 to 4. Versions 5 and 2 were previously filed with the SEC. Copies of versions 5, 4, 3 and 1 of the presentation are attached hereto as Exhibit 1.

The key differences between version 5 and earlier versions are discussed below:

•	In version 1, slide 7 described the upper bound of the perceived opportunity at GRP as achieving “best-in-class” performance, entailing an increase in EBITDA of ~$750 million, worth $13.50 per share. On slide 20, supporting detail regarding “best-in-class” performance was incorrectly referred to as “Industry Average”. In version 3, that typo was corrected to read “best-in-class”.

•	In version 3, slide 21 used a metric “best-in-class production cost,” defined as the “(lowest cost line item across top 10 producers) summed across Raw Material, Overhead, & WIP, and Other.” To further clarify the methodology used, subsequent versions renamed the metric as “Best Demonstrated Practice” (“BDP”). This name was designed to convey that the metric summed up the lowest costs from multiple producers (as previously described in the footnote). Understanding that there may be some debate about the extent to which BDP is fully-achievable, the footnote on slide 21 was modified to make clear that this upper bound figure “may not be fully achievable” since “the components of rolling costs are interactive.” Moreover, Elliott modified its “High” case to the achievement of $245 million of cost savings at GRP, worth $4.41 per share. The “High” case corporate multiple used is a summary product of the weighted components of the business and any changes to that multiple reflect the changing weights of the various businesses. As a result of these changes, in version 5, Elliott reduced the “High” case price per share from $54 per share to $46 per share and the percentage upside from 138% to a maximum of 105%.

•	In version 4 of the presentation, in an effort to enable investors to determine for themselves the amount of possible cost savings at GRP, an appendix was added with additional rolling cost data illustrating GRP against four possible approaches to GRP cost savings: Industry Average bucketed costs; Best-in-Class Producer (defined as a single producer); Best-in-Class Producer with BDP for Overhead & WIP; and BDP. In version 5, slide 21 was updated to provide a summary view of the four possible approaches to GRP cost savings, with each approach and the related terminology explained in detail in a supporting footnote. The slide also clarified that Elliott’s approach reflected its analysis of Industry Data rather than simply raw industry cost data. The appendix was eliminated in version 5 as Elliott believed that using the summary approach alone resulted in a presentation that is more useful to the typical reader.

•	Version 5 differed from version 1 on slides 7 and 20 in describing the gap between Arconic’s margins and that of its competitor Precision Castparts (“PCC”). Version 1 contained a graph comparing PCC and Arconic margins by year. Recognizing that differences in the reporting periods (PCC reports fiscal years that end on 3/31 while Arconic reports fiscal years that end on 12/31) could lead to some confusion, subsequent versions clarified this to match PCC to Arconic’s calendar year reporting. Adjustments were also made for allocation of corporate expenses, one-time expenses, and pension expenses at both companies. From version 1 to version 5, the gap was reduced to from 690 bps to 590 in 2008 and from 730 to 620 in 2015. Elliott also described the gap as an average of 700 bps rather than a range of 700 bps to 1100 bps. Elliott does not believe that these changes had a material effect on its analysis.

•	In version 2, Elliott eliminated the reference to 50% upside from EPS improvements and 7% upside from corporate expense reduction to reflect a uniform approach for all aspects of the business (Elliott had not provided percentage changes for improvement at GRP and TCS). Elliott does not believe that these changes had a material effect on its analysis.

•	In version 5, Elliott’s description of Arconic’s 2016 Revenue Guidance was adjusted from $14.7 billion of revenue to $14.4 billion to reflect LME/FX changes and the sale of the Remele medical device business. Elliott believed that this change was more favorable to Arconic.

•	In version 4, slide 25 was adjusted to exclude EVP Business Services and EVP Business Development roles given the unclear status of these roles at Arconic today.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), have filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

ELLIOTT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, Okapi Partners LLC, AT ITS TOLL-FREE NUMBER (877) 869-0171 or via email at info@okapipartners.com.

The “Participants” in the proxy solicitation are Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), Braxton Associates, Inc., a Delaware corporation (“Braxton”), Elliott Asset Management LLC, a Delaware limited liability company (“Asset Management”), Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”), Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), Elliott Management Corporation, a Delaware corporation (“EMC”), The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool”), Liverpool Associates Ltd., a Bermuda company (“Liverpool Associates”), Larry A. Lawson, Christopher L. Ayers, Elmer L. Doty, Charles M. Hall, Bernd F. Kessler and Patrice E. Merrin.

As of the close of business on February 24, 2017, Elliott Associates, Elliott International and their affiliates beneficially owned 51,102,133 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”), representing approximately 11.7% of the outstanding shares of Common Stock. As of the close of business on February 24, 2017, Elliott Associates beneficially owned 16,352,683 shares of Common Stock (including 8,002,092 shares of Common Stock owned directly by Liverpool, a wholly-owned subsidiary of Elliott Associates), constituting approximately 3.7% of the shares of Common Stock outstanding, and Elliott International beneficially owned 34,749,450 shares of Common Stock, constituting approximately 7.9% of the shares of Common Stock outstanding. EICA, as the investment manager of Elliott International, may be deemed to beneficially own the 34,749,450 shares of Common Stock beneficially owned by Elliott International, constituting approximately 7.9% of the shares of Common Stock outstanding. As of the close of business on February 24, 2017, Mr. Ayers beneficially owned 100 shares of Common Stock. As of the close of business on February 24, 2017, none of Messrs. Lawson, Doty, Hall or Kessler or Ms. Merrin beneficially owned any shares of Common Stock.

In addition, (i) Singer, and Capital Advisors and Special GP, which are controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (ii) Singer, Braxton and Asset Management are the general partners of Capital Advisors and may be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (iii) Liverpool Partnership is a wholly-owned subsidiary of Elliott Associates, and Liverpool Associates is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the shares of Common Stock held by Liverpool Partnership, and (iv) EICA, as investment manager of Elliott International, and Hambledon, which is also controlled by Singer, as the sole general partner of Elliott International, and Singer, may be deemed to beneficially own the shares of Common Stock held by Elliott International.  EMC provides management services to Elliott Associates, Elliott International and their affiliates.

Elliott Associates, through Liverpool, and Elliott International have entered into notional principal amount derivative agreements (the “Derivative Agreements”) in the form of cash settled swaps with respect to 2,324,005 and 4,938,512 shares of Common Stock, respectively (representing economic exposure comparable to less than 1% and approximately 1.1% of the shares of Common Stock of the Company, respectively).  Collectively, the Derivative Agreements held by such parties represent economic exposure comparable to an interest in approximately 1.7% of the shares of Common Stock.  The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements (such shares, the “Subject Shares”).  Each of Elliott Associates, Elliott International and their affiliates disclaim beneficial ownership in the Subject Shares.